TERRA INDUSTRIES INC.

MAJORITY AND PARTIALLY OWNED SUBSIDIARIES

December 31, 2002

Exhibit 21

Name of Company							Percentage Held by TRA	Percentage Held by Sub	Jurisdiction
I.	Inspiration Coal Inc.						100		Delaware
II.	Inspiration Consolidated Copper Company which owns						100		Maine
	A.	Inspiration Development Company						100	Delaware
III.	Inspiration Gold Incorporated						100		Delaware
IV.	Terra Capital Holdings, Inc. which owns						100		Delaware
	A.	Terra Capital, Inc. which owns						100	Delaware
		1.	Terra Methanol Corporation					100	Delaware
		2.	Terra International, Inc. which owns					100	Delaware
			a.	Terra International (Oklahoma) Inc.				100	Delaware
			b.	Terra Real Estate Corporation				100	Iowa
			c.	Terra Real Estate Development Corporation				100	Iowa
			d.	Terra Express, Inc.				100	Delaware
			e.	Terra International (Canada) Inc. which owns				100	Ontario, Canada
				1.	Terra Nitrogen (U.K.) Limited			100	England
			f.	Port Neal Corporation				100	Delaware
		3.	BMC Holdings, Inc. which owns					100	Delaware
			a.	Beaumont Holdings Corporation which owns				100	Delaware
				1.	Terra (U.K.) Holdings Inc.[1] which owns			73	Delaware
					a.	Beaumont Ammonia Inc.		100	Delaware

1	Terra Methanol Corporation owns 27% of Terra (U.K.) Holdings, Inc.

TERRA INDUSTRIES INC.

MAJORITY AND PARTIALLY OWNED SUBSIDIARIES

December 31, 2002

Exhibit 21

Name of Company					Percentage Held by TRA	Percentage Held by Sub	Jurisdiction
4.	Terra Nitrogen Corporation which owns					100	Delaware
	a.	Terra Nitrogen Company, L.P.[2] which owns				75	Delaware
		1.	Terra Nitrogen, Limited Partnership[3]			100	Delaware
			a.	Oklahoma Co2 Partnership		50	Oklahoma

2	Terra Nitrogen Corporation's interest includes 1.0101% as General Partner and some of TNCLP is owned directly by Terra Capital, Inc.
3	Terra Nitrogen Corporation is 1% General Partner.